Exhibit 1.01

SIGNET JEWELERS LIMITED

CONFLICT MINERALS REPORT

FOR THE REPORTING PERIOD FROM

JANUARY 1 THROUGH DECEMBER 31, 2014

1: INTRODUCTION AND SUMMARY OF CONFLICT MINERALS REPORT

This Conflict Minerals Report demonstrates how Signet Jewelers Limited (“Signet”) has been at the forefront of responsible sourcing in the global jewelry supply chain, and has developed and implemented rigorous protocols for its supplies of gold, tin, tungsten and tantalum (each deemed a “Conflict Mineral” as further discussed below) to ensure that all such minerals contained in Signet jewelry and gift products, including components, manufactured in calendar-year 2014 qualify as “DRC conflict free” as defined in Section 13(p) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Rule 13p-1 there under (the “Rule”), and Item 1.01(d)(4) of Form SD.

This Conflict Minerals Report for Signet is provided in accordance with Exchange Act Section 13(p) and the Rule for the reporting period from January 1 through December 31, 2014. This Rule was adopted by the Securities and Exchange Commission (“the SEC”) in 2012 to implement reporting and disclosure requirements related to conflict minerals as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), much of which is now codified as Section 13(p) of the Exchange Act.

The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain gold, tin, tantalum or tungsten (as defined by the SEC under Exchange Act Section 13(p) to be “Conflict Minerals”), and who have reason to believe that the products they manufacture, or contract to manufacture, contain conflict minerals that are necessary to the functionality or production of those products (“necessary Conflict Minerals”). If the SEC registrant has reason to believe that any of those conflict minerals did originate, or may have originated, in the Democratic Republic of the Congo or an adjoining country (“Covered Countries”), or is unable to determine the country of origin of those conflict minerals, the SEC registrant is required to file a Conflict Minerals Report with the SEC under cover of Form SD that includes a description of the measures it took to exercise due diligence on the conflict minerals’ source and chain of custody. In addition, this Report must be posted along with the accompanying Form SD on the registrant’s website.

Signet has adopted a Conflict Minerals Policy and, as part of that Policy, established Responsible Sourcing Protocols (“SRSPs”) for suppliers of Products that Signet manufactures or contracts to manufacture, specifically jewelry, gift products and associated products, along with any components thereof (“Products”)1 that contain necessary “Conflict Minerals,” or gold and/or tin, tantalum or tungsten (“3Ts”). The SRSPs are designed not only to conform to the internationally-recognized due diligence framework designated by the SEC, the Organisation of Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and Supplements thereto focusing on gold and the “3Ts”, which term means tungsten, tantalum and tin (collectively, “OECD Due Diligence Guidance”), as discussed below, but also to ensure that none of the gold or the 3Ts (collectively “3TG”) included in our Products contributes to conflict anywhere in the world, including but not limited to the Covered Countries. All of Signet’s global suppliers of Products are required to comply with the SRSPs.

[1]

For the reasons discussed in Section 1 of the accompanying Form SD, Signet has not included the Zale Products (as that term is defined in this Form SD) in disclosures made in this Conflict Minerals Report for calendar year 2014.

As a result of the development and implementation of the SRSPs, Signet has reasonably determined that all Products manufactured containing gold, tin, tantalum or tungsten necessary to the functionality or production of such Products are “DRC conflict free” as defined in Exchange Act Section 13(p), the Rule and Item 1.01(d)(4) of Form SD.

Signet’s Conflict Minerals Policy and the SRSPs can be found on the Company’s website at
www.signetjewelers.com/corporate-responsibility/responsible-sourcing

As reflected in the Conflict Minerals Policy, Signet is fully committed to the responsible sourcing of all materials used in the manufacture of its products and the respect of human rights, and Signet expects the same from its suppliers around the world. Signet continually strives to assure its customers, employees, investors and other stakeholders that its supply chain avoids action that may directly or indirectly finance armed conflict and serious human rights violations around the world, including the Democratic Republic of Congo and its adjoining countries.

Signet has been at the forefront of responsible sourcing in the jewelry supply chain, particularly when it comes to compliance with applicable law and regulatory requirements imposed by the United States and all other jurisdictions in which we conduct business. Signet is a Founding and Certified Member of the Responsible Jewellery Council (“RJC”), an organization that is committed to promoting responsible ethical, human rights, social and environmental practices throughout the jewelry supply chain. As a Certified Member and active participant, Signet fully supports the RJC’s membership Code of Practices and Chain of Custody standards.

Signet is also active in cross-sector coalitions and working groups that reach beyond the jewelry industry to ensure that companies respect human rights and avoid contributing to armed conflict. Signet supports the OECD Due Diligence Guidance noted above, the London Bullion Market Association’s (“LBMA”) Responsible Gold Guidance, the Conflict Free Sourcing Initiative (“CFSI”) and its Conflict Free Smelter Program (“CFSP”), and the Dodd-Frank Act, Section 1502.

Based on these international standards and guidance, as well as Exchange Act Section 13(p) and the SEC requirements implemented thereunder, Signet developed the Signet Responsible Sourcing Protocols (“SRSPs”). The purpose of the SRSPs is to outline practical procedures that will reasonably ensure any gold, tin, tantalum, or tungsten, defined as “Conflict Minerals” by Congress, the SEC and the OECD, in raw materials and/or Products obtained from Signet’s suppliers, will qualify as conflict-free. The core focus of the SRSPs is that suppliers must ensure that the facilities (i.e., refineries and smelters) that process 3TG found in raw materials and/or Products supplied to Signet have been designated and confirmed via supply-chain audit as conflict-free under a scheme that is widely recognized as being consistent with OECD Due Diligence Guidance, such as those established by LBMA, CFSI, Dubai Multi Commodities Centre (“DMCC”) and RJC. The SRSPs were adopted as company policy effective January 1, 2013 and require Signet’s suppliers to certify and independently verify that all materials and products supplied to Signet are compliant with the SRSPs.

For the calendar-year reporting period from January 1 through December 31, 2014, through the implementation of the SRSPs, Signet conducted a good faith reasonable country of origin inquiry and exercised due diligence on the source and chain of custody of the Conflict Minerals that are necessary to the functionality or production of the Products (“necessary Conflict Minerals”) that Signet manufactured or contracted with others to manufacture — and that were so manufactured — from January 1, 2014 through December 31, 2014, for which the results were as follows:

•

Signet determined that its suppliers of Products containing necessary Conflict Minerals complied with the SRSPs, and through this RCOI and the performance of due diligence as discussed further below, Signet reasonably determined that no Products manufactured by or for Signet in calendar-year 2014 contain necessary Conflict Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries. Accordingly, those Products that contain necessary Conflict Minerals qualify as “DRC Conflict Free” as defined in Section 13(p) of the Exchange Act, the Rule and Item 1.01(d)(4) of Form SD, even though some of those “DRC Conflict Free” sources of 3TG originated or may have originated in the Covered Countries. More specifically:

•

Signet determined that, while a single source of tin from one direct supplier originated in the Democratic Republic of the Congo or an adjoining country, but was processed by a smelter which is found, based on an independent third party supply chain audit, to be compliant under the CFSI’s CFSP standards, and is therefore “DRC conflict free”.

•

Because Signet’s SRSP for gold is aligned with the LBMA’s Responsible Gold Guidance, Signet had reason to believe that some gold supplies provided through the LBMA “good delivery” system may have originated in the Democratic Republic of the Congo or an adjoining country. However, Signet determined that all of such supplies were refined by refineries which are certified as “conflict free” after an independent third-party audit obtained by LBMA, and are therefore “DRC conflict free”.

In addition, as a result of media coverage in March 2014 relating to the independent audits of a gold refinery in Dubai by Ernst & Young, Signet management visited the refinery’s head offices in Dubai in April 2014 accompanied by representatives of the DMCC, publishers of the Dubai Good Delivery Standard, which is one of the compliance criteria in the SRSP for gold. An expert review of the independent audit reports requested by Signet and supplied by the refinery to Signet management confirmed that there was no evidence of any gold originating from the Democratic Republic of Congo and adjoining countries to the refinery.

2: DUE DILIGENCE MEASURES

Signet conducted due diligence on the source and chain of custody of necessary Conflict Minerals contained in its Products to ascertain whether any of these “Conflict Minerals” originated in the Democratic Republic of the Congo or any of its adjoining countries and, if so, financed or benefited armed groups, as defined in Exchange Act Section 13(p), the Rule and Item 1.01(d)(2), in any of these countries. This due diligence, a process that has been developed and improved over more than 3 years, required a rigorous analysis of Signet’s supply chains, and consultation with Signet’s suppliers as well as leading global organizations such as the OECD, the RJC, the LBMA, the CFSI and the US Jewelers Vigilance Committee (“JVC”). From this analysis and these consultations, Signet designed and implemented the SRSPs, which have led the jewelry industry in providing guidance to suppliers to ensure Products supplied to Signet which include 3TG are “DRC conflict free”.

A: Design of Due Diligence Measures: How the SRSPs Were Developed

The Conflict Minerals due diligence measures set forth in Signet’s SRSPs have been designed to conform with and exceed the OECD Due Diligence Guidance as applicable for tin, tantalum, tungsten, and for gold for downstream companies (as the term is defined in the OECD Guidance), in all material respects.

Signet designed its due diligence measures, and performed due diligence in accordance with the five-step framework of the OECD Due Diligence Guidance. Focusing on the design of Signet’s due diligence framework:

1.	Signet established strong Company management systems for Conflict Minerals supply chain due diligence and reporting compliance in its supply chain by:

a.

establishing a dedicated project team, including representatives from various internal departments such as Legal, Corporate Affairs, Merchandising, Supply Chain and Internal Audit, as well as external experts with relevant experience in the supply chains of Conflict Minerals to develop and communicate a public company Conflict Minerals Policy; design and implement the SRSPs; engage with and support industry-driven programs relating to supply chain guidance and standards; and develop and implement internal policies and procedures to support the implementation of the SRSPs;

b.

ensuring that the development and implementation of the SRSPs were harmonized not only with the OECD Due Diligence Guidance, but also with established other international guidance and standards developed within or compatible with the OECD due diligence framework, all of which stipulate the criteria for (and mechanisms for achieving) a “DRC conflict free” designation for gold, tin, tantalum and tungsten, such as the LBMA’s Responsible Gold Guidance and Good Delivery List, and the Conflict-Free Smelter List published by the CFSI;

c.

incorporating an express contractual obligation to comply with the SRSPs into supplier contracts, both to define and facilitate enforcement of Signet’s expectations of suppliers regarding sourcing of Conflict Minerals and reporting of information to Signet.

d.	creating and maintaining records relating to Signet’s conflict minerals program in accordance with Signet’s record retention policies and procedures.

e.

creating and maintaining resources for suppliers to contact Signet with questions, concerns, grievances or the identification and warning of risks in Signet’s supply chain. These resources included a dedicated secure website, email helpline, webinars and direct consultations with the Signet project team.

2.	Signet identified and assessed Conflict Minerals risks in its supply chain by establishing systems to do the following:

a.

conducting a review of company records to identify direct suppliers of Products containing necessary Conflict Minerals (as previously noted, in the form of gold and the derivatives tin, tantalum and tungsten, referred to collectively as “3TG”). Signet’s Products are supplied by more than 500 direct suppliers. However, through a thorough review of company and supplier records (bill of materials, invoices, product line sheets, etc.), Signet was able to determine that approximately 200 of its direct suppliers of Products do not supply Signet with Products containing any 3TG whatsoever. Further, more than 95% of the 3TG in its Products is supplied by less than 70 direct suppliers (see 2.B.1 below for more information);

b.

developing an SRSPs compliance report and sending notice throughout 2014 to all suppliers of Products that they should complete that report. The SRSPs compliance report is a reporting tool for suppliers to describe the sourcing methods they use to comply with the requirements of the SRSP. The SRSPs require Signet’s direct suppliers to validate and certify that every source of 3TG used, including subcontractors, is in conformance with the SRSPs. Suppliers are, likewise notified that their validation of their own supply chains and the veracity of their SRSPs compliance report are subject to an independent third-party audit;

c.	reviewing the SRSPs compliance reports submitted annually by suppliers to determine if further information is required or if any risks can be identified for further examination and inquiry;

d.

following-up with suppliers of Products regarding their reporting, particularly those suppliers that supply significant amounts of Products containing necessary 3TG to Signet, to make sure that they are able appropriately to claim compliance with the SRSPs. Through the SRSPs compliance reporting process described in 2.B.2 below, Signet was able to determine that more than 99% of the necessary 3TG in its Products were from suppliers certifying to have supply chains that are in compliance with the SRSPs;

e.

notifying all suppliers of Products containing necessary 3TG that their SRSP compliance claims are subject to independent third-party audit, and notifying a representative sample of suppliers that they are required to have their 2014 compliance reports independently audited by accredited third party auditors (see 2.B.4 below for more information);

f.

as an active participant in industry initiatives such as the OECD Due Diligence Guidance pilot, LBMA Responsible Gold Standard, RJC, and the CFSI, Signet, through the implementation of the SRSPs, leveraged the due diligence conducted on smelters and refiners, especially through (i) the LBMA’s Responsible Gold Guidance and (ii) the CFSI’s Conflict-Free Smelter Program, or CFSP;

i.

LBMA’s Responsible Gold Guidance for “Good Delivery” Refiners follows the five steps framework for risk-based due diligence set forth in the OECD Due Diligence Guidance, and follows the requirements detailed in the OECD Gold Supplement adopted on July 17, 2012. All refiners producing LBMA “good delivery” gold must comply with this LBMA Responsible Gold Guidance in order to remain on the LBMA Good Delivery List.

Any Refiner applying to be a LBMA Good Delivery accredited Gold Refiner after January 1, 2012, must implement the LBMA Responsible Gold Guidance and pass an audit prior to becoming a member of the Good Delivery List (see www.lbma.org.uk ).

ii.

The CFSP uses independent private sector auditors to audit the source, including mines of origin, and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the CFSP. The smelters and refiners that are found to be CFSP compliant are those for which the independent auditor has verified that the smelter’s or refiner’s conflict minerals originated from conflict free mines and trading in the Democratic Republic of the Congo or any of its adjoining countries.

3.

Signet designed and implemented strategies to respond to Conflict Minerals risks identified by verifying that smelters and refineries in Signet’s supply chain that source 3TG from the Covered Countries are identified as “conflict free” under established international guidance and standards, such as the LBMA’s Responsible Gold Guidance and Good Delivery List, and the Conflict-Free Smelter List published by the CFSI (see sections 2.B.1a and 2.B.2a below). Signet responded to identified risks through direct intervention by the Signet project team with suppliers, trade associations, governance bodies and/or other identified participants in Signet’s supply chain, as demonstrated in the Summary of Conflict Minerals Report above.

4.

Signet contributed to independent third-party audits of the due diligence practices of Conflict Minerals smelters and refiners by participating in industry organizations such as the LBMA, the RJC and the CFSI (see 2.B.3 below), and through notification of the requirement for independent audit of compliance with the SRSPs by Signet suppliers (see section 2.B.4 below).

5.

Signet reported on its Conflict Minerals supply chain due diligence activities (as per this report and further information, including Signet’s SRSPs and Conflict Minerals Policy, available on the Signet public website at www.signetjewelers.com/corporate-responsibility/responsible-sourcing).

B: Due Diligence Measures Performed

Signet’s due diligence measures performed for Products containing necessary conflict minerals whose manufacture was completed in calendar year 2014 included the following activities:

1)

As part of its due diligence measures taken over the previous three years, Signet conducted a survey of 85 direct suppliers of 3TG to gather detailed information about Signet’s supply chain and sources of Conflict Minerals, which included questions about the refinery or smelter sources in accordance with OECD Due Diligence Guidance, and obligated those suppliers to make similar efforts to survey their supply chain and report the sources of necessary Conflict Minerals. The information gathered through this survey was updated as suppliers were required to notify Signet regarding any changes that occur in their supply chain that would be material to the supplier’s SRSP compliance claims.

a.

as a result of this survey, Signet determined that a single source of tin from one direct supplier originated in the Democratic Republic of the Congo or an adjoining country and was processed by a smelter which is certified under the CFSP, and is therefore “DRC conflict free”.

2)

Throughout 2014, Signet contacted 530 suppliers based on individual vendor numbers to complete compliance reports relating to the SRSPs, receiving 518 replies as described in A.2.d. Suppliers were required to notify Signet regarding any changes that occur in their supply chain that would be material to the supplier’s SRSP compliance claims.

a.

as a result of these compliance reports and the alignment of the SRSP for gold with the LBMA’s Responsible Gold Guidance, Signet had reason to believe that that some gold supplies provided through the LBMA “good delivery” system may have originated in the Democratic Republic of the Congo or an adjoining country, all of which were refined by refineries which were certified and audited by LBMA as “DRC conflict free.”

3)

Signet supported programs such as the OECD Due Diligence Guidance, the RJC’s Chain of Custody Standard and Provenance Claim Provision[2], LBMA’s Responsible Gold Guidance, the DMCC’s Good Delivery Standard and the CFSI Conflict-Free Smelter Program through participation in relevant conferences, review committees and other sub-committees.

4)	Signet notified 60 suppliers of Products containing 3TG that they would be required to have their SRSP compliance reports for 2014 independently audited by accredited third-party auditors.

3: DUE DILIGENCE DETERMINATION

After conducting due diligence on the source and chain of custody of the Products, Signet reasonably determined that each of the Products that the Company manufactured or contracted to manufacture whose manufacture was completed in calendar year 2014, and that contained any necessary Conflict Minerals, are “DRC conflict free” as defined in Exchange Act Section 13(p), the Rule and Item 1.01(d)(4) of Form SD. These Products are those for which Signet determined that production of these products was in accordance with the SRSPs – which, as discussed above, are both designed and implemented to adhere to the OECD Due Diligence Guidance — and that supplies of necessary Conflict Minerals contained in such Products did not finance or otherwise benefit “armed groups” (as the term is defined in Exchange Act Section 13(p), the Rule, and Item 1.01(d)(2) of Form SD), in the Democratic Republic of the Congo or in any of its adjoining countries.

4: INDEPENDENT PRIVATE SECTOR AUDIT

Signet’s due diligence processes for the Products that contain necessary 3TG found to be “DRC conflict free” were audited by SGS, a specialist independent private sector auditor. SGS’s report can be found on pages 9 and 10 of this Conflict Minerals Report.

[2]	http://www.responsiblejewellery.com/provenance-claims-cop-2013/

INDEPENDENT AUDIT REPORT

INDEPENDENT PRIVATE SECTOR AUDIT ON SIGNET JEWELERS LIMITED’S CONFLICT MINERALS REPORT

SCOPE, OBJECTIVE AND METHODOLOGY OF THE AUDIT

SGS was commissioned by Signet Jewelers Ltd. (Signet) to conduct an independent audit of their Conflict Minerals Report for the reporting period from January 1 to December 31, 2014. The scope of this audit was limited to the following sections of this report:

2: DUE DILIGENCE MEASURES

A: Design of Due Diligence Measures: How the SRSPs Were Developed

B: Due Diligence Measures Performed

This audit did not attempt to evaluate the accuracy of the conclusions of Signet’s due diligence process as described in the Conflict Minerals Report section 3: DUE DILIGENCE DETERMINATION.

We conducted this performance audit in accordance with US GAO Performance Audit standards and thereby in accordance with the US Generally Accepted Government Auditing Standards (GAGAS). Those standards require that we plan and perform the audit to obtain sufficient, appropriate evidence to provide a reasonable basis for our findings and conclusions based on our audit objectives. We believe that the evidence obtained, through a combination of pre-audit research, telephone interviews with relevant representatives of Signet USA and UK, as well as documentation and record review, provides a reasonable basis for our findings and conclusions based on our audit objectives.

The audit’s objective was established in accordance with the Final Rule of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the use of conflict minerals and is to evaluate the information available and express an opinion or conclusion as to whether (A) the design of Signet’s due diligence framework as described in the Conflict Minerals Report, with respect to the period covered by the report, is in conformity with, in all material respects, the criteria set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition), and (B) whether Signet’s description of the due diligence measures it performed as set forth in the Conflict Minerals Report, with respect to the period covered by the report, is consistent with the due diligence process that Signet undertook.

STATEMENT OF INDEPENDENCE AND COMPETENCE

The SGS Group of companies is the world leader in inspection, testing and verification, operating in more than 140 countries and providing services including management systems and service certification; quality, environmental, social and ethical auditing and training; environmental, social and sustainability report assurance. SGS affirm our independence from Signet Jewelers Ltd, being free from bias and conflicts of interest with the organization, its subsidiaries and stakeholders according to the GAGAS Conceptual Framework for Independence. The audit team was assembled based on their knowledge, experience and qualifications for this assignment and conducted the performance audit in accordance with the SGS Code of Integrity.

AUDIT CONCLUSIONS AND OPINION

On the basis of the methodology described and the verification work performed we believe that the evidence obtained provides a reasonable basis for our findings and conclusions based on our audit objectives.

Our performance audit was conducted as planned. Interviewees were open and willing to assist in supplying evidence requested, including documentation and supporting records which were provided promptly. Our interim recommendations were acted upon immediately to expand some descriptions within the Signet Conflict Minerals Report.

We are satisfied that the design of Signet’s due diligence framework, as described in their Conflict Minerals Report section 2A) is in conformity with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) in all material respects.

We are satisfied that the due diligence measures undertaken by Signet during the reporting period are consistent with the due diligence process described in their Conflict Minerals Report section 2B).

It is clear that Signet has established strong management systems for Conflict Minerals supply chain due diligence and reporting compliance in its supply chain through the implementation of their SRSPs, integration of these into daily business practices and ongoing evaluation of compliance through their supply chain.

Our recommendation for future Conflict Minerals Reporting is to consider further expansion of reporting on due diligence performed in line with the ongoing comprehensive due diligence which is being undertaken by Signet.

Signed:
For and on behalf of SGS North America Inc.

MS. Effie Marinos	Rebecca Bowens (Lead Auditor)
Sustainability Manager	SGS United Kingdom Ltd.
May 08, 2015

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